EXHIBIT 10.20

Independent Board of Director Compensation

Annual Retainer

•	$30,000 (Directors may elect to receive up to one-half of their annual retainer in cash and the remainder in shares of our Common Stock.)

Committee and Board Meetings Fee

•	$1,500 per Committee or Board meeting attended in person

•	$1,000 per Committee or Board meeting attended telephonically

Committee Chair

•	$10,000 annual fee (Corporate Governance and Compensation)

Audit Committee Chair

•	$15,000 annual fee

Lead Director Fee

•	$20,000 in addition to the Annual Retainer

All of the foregoing compensation will be paid on a calendar year quarterly basis. The cash compensation set forth above may be deferred under the Deferred Compensation Plan at the Director’s discretion. The Stock to be granted in connection herewith shall be granted on the last day of the calendar quarter at the Fair Market Value. Fair Market Value shall be defined as the average of the closing prices of the Common Stock for the 5 consecutive trading days prior to the week before the last day of each calendar quarter.

Equity Grant

Initial upon election	$125,000 worth of restricted stock, cliff vest in 4 years

Annual grant	$60,000 worth of restricted stock, cliff vest in 4 years